UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Splash Beverage Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Splash Beverage Group, Inc. (the “Company”) adjourned its 2025 Annual Meeting of Stockholders, which was originally held at 10:00 a.m., Eastern Time on October 31, 2025, to 10:00 a.m., Eastern Time on Friday, November 14, 2025 in order to permit further solicitation and vote of proxies to approve Proposal 6 of such Annual Meeting. The Company’s stockholders voted to approve Proposals 1 through 5 and 7 at the Annual Meeting on October 31.

The Annual Meeting can still be accessed virtually by visiting www.virtualshareholdermeeting.com/SBEV2025. You will need the 16-digit meeting control number that is printed on your proxy card to enter the Annual Meeting. The record date for the Annual Meeting remains October 2, 2025.

Stockholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote or revoke their proxy need not take any action. Stockholders as of the record date can vote, even if they have subsequently sold their shares. Any stockholders who wish to change their vote or revoke their proxy should follow the instructions included in their proxy materials.

A full description of Proposal 6, which is the sole proposal to be voted at the Annual Meeting as adjourned, is provided in the Company’s Definitive Proxy Statement previously mailed to stockholders of record and filed with the SEC on October 6, 2025, and may be accessed at www.sec.gov or from the Company without charge. The Company urges its investors, stockholders and other interested persons to read the Definitive Proxy Statement as well as other documents filed with the SEC which contain important information about the Company.